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MEADOWBROOK INSURANCE GROUP, INC.

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CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
April 17, 2014

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES DIRECTOR NOMINATIONS

SOUTHFIELD, Mich., April 17 -- Meadowbrook Insurance Group, Inc. (NYSE: MIG) (“Meadowbrook” or the “Company”) today announced the director nominations of Winifred A. Baker, Robert H. Naftaly, Robert W. Sturgis, and Jeffrey A. Maffett for a three year term expiring in 2017, and the director nomination of Bruce E. Thal for a two-year term expiring in 2016.  The Company announced that the director nominations are included in Meadowbrook’s 2013 Proxy Statement for election at its Annual Meeting scheduled for May 16, 2014 at Meadowbrook’s Corporate Headquarters, 26255 American Drive, Southfield, Michigan.

Commenting on the nominations, David K. Page, Chairman of the Board, stated, “We are pleased that Winifred “Wendy” Baker has agreed to be nominated for election to the Company’s Board of Directors. Ms. Baker would bring to the Board over 35 years of insurance and reinsurance expertise with an emphasis on underwriting and operations.”  Ms. Baker has significant underwriting, reinsurance, claims, actuarial, audit, regulatory, product development, marketing and management experience within the insurance industry.  The Company’s Board believes Ms. Baker’s experience will make her an excellent director for the Company.  Additional information regarding Ms. Baker can be found in the Company’s 2013 Proxy Statement.

We are also pleased that directors Mr. Naftaly, Mr. Sturgis, Mr. Maffett, and Mr. Thal have agreed to be nominated for re-election and continue with their commitment to Meadowbrook’s shareholders.  Their overall business experience, financial expertise and institutional knowledge of Meadowbrook will help guide the Board of Directors and management in their decision-making.”

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and six property and casualty insurance underwriting companies. Meadowbrook has twenty-eight locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

CONTACT:
Karen M. Spaun
SVP & Chief Financial Officer
(248) 204-8178

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These factors and risks include, but are not limited to: actual loss and loss adjustment expenses exceeding our reserve estimates; competitive pressures in our business; the failure of any of the loss limitation methods we employ; a failure of additional capital to be available or only available on unfavorable terms; our geographic concentration and the business, economic, natural perils, man- made perils, and regulatory conditions within our most concentrated region; our ability to appropriately price the risks we underwrite; goodwill impairment risk employed as part of our growth strategy and the impact of the goodwill impairment charge recognized in the second quarter of 2013; efforts with regard to the review of strategic alternatives; actions taken by regulators, rating agencies or lenders, including the impact of the downgrade by A.M. Best of the Company’s insurance company subsidiaries’ financial strength rating and any other future action by A.M. Best with respect to such rating; increased risks or reduction in the level of our underwriting commitments due to market conditions; a failure of our reinsurers to pay losses in a timely fashion, or at all; interest rate changes; continued difficult conditions in the global capital markets and the economy generally; market and credit risks affecting our investment portfolio; liquidity requirements forcing us to sell our investments; a failure to introduce new products or services to keep pace with advances in technology; the new federal financial regulatory reform; our holding company structure and regulatory constraints restricting dividends or other distributions by our insurance company subsidiaries; minimum capital and surplus requirements imposed on our insurance company subsidiaries; acquisitions and integration of acquired businesses resulting in operating difficulties, which may prevent us from achieving the expected benefits; our reliance upon producers, which subjects us to their credit risk; loss of one of our core selected producers; our dependence on the continued services and performance of our senior management and other key personnel; our reliance on our information technology and telecommunications systems; managing technology initiatives and obtaining the efficiencies anticipated with technology implementation; a failure in our internal controls; the cyclical nature of the property and casualty insurance industry; severe weather conditions and other catastrophes; the effects of litigation, including the previously disclosed class action litigation or any similar litigation which may be filed in the future; state regulation; assessments imposed upon our insurance company subsidiaries to provide funds for failing insurance companies; and other risks identified in the Company’s reports filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.